Exhibit 99.2


CONTACT: JOSEPH A. CANNON                                           GENEVA STEEL
Chairman and CEO
Phone: (801) 227-9166
Fax: (801) 227-9075

P.O. Box 2500
Provo, Utah 84603


PRESS RELEASE
FOR IMMEDIATE RELEASE


                 GENEVA STEEL EMERGES FROM CHAPTER 11 BANKRUPTCY


     VINEYARD, UTAH, JANUARY 3, 2001 (NASDAQ: GNVH): Geneva Steel Holdings Corp., a newly formed Delaware corporation, announced today that the Plan of Reorganization for Geneva Steel Company, which was confirmed by the United States Bankruptcy Court for the District of Utah, has been consummated. With consummation of the Plan, the successor to Geneva Steel Company has emerged from Chapter 11 bankruptcy. The objectives of the Plan include to (i) significantly strengthen Geneva's balance sheet; (ii) fund required capital expenditures and working capital needs; and (iii) fulfill all other obligations associated with emergence from Chapter 11. The Plan was proposed jointly by Geneva and the Official Committee of Bondholders in the Chapter 11 case. It was also supported by the Official Committee of Unsecured Creditors.

     In connection with consummation of the Plan, Geneva Steel Company effected a corporate restructuring. Pursuant to the Plan, Geneva Steel Holdings Corp., a NASDAQ_listed, publicly-traded company was formed. Through a series of mergers with newly formed entities, Geneva Steel Company was transformed from a Utah corporation into a Delaware limited liability company wholly-owned by Geneva Steel Holdings Corp. In addition, Geneva Steel Holdings Corp. owns certain subsidiaries previously owned by Geneva Steel Company and two newly formed Delaware limited liability companies that hold, respectively, certain undeveloped real property and the iron ore mines previously owned by Geneva Steel Company. Geneva Steel Holdings Corp. and Geneva Steel LLC have interlocking boards of ten members, seven of whom have not previously served on Geneva Steel Company's board.

     Consummation of the Plan involved two new debt financings at Geneva Steel LLC in the form of a $110 million term loan that is eighty-five-percent guaranteed by the United States government, and a $125 million revolving line of credit. The Plan also contemplates an offering of $25 million in convertible preferred stock of Geneva Steel Holdings Corp. to prebankruptcy unsecured creditors. As part of consummation of the Plan, Geneva released a standby purchaser for $10 million of the offering. The standby purchaser for the remaining $15 million has previously informed Geneva that it believes it is released from its standby commitment. Consequently, there can be no assurance that any proceeds will be raised through the convertible preferred stock offering.

     Geneva Steel Company, with Citicorp USA, filed an application on January 31, 2000, for a U.S. government loan guarantee under the Emergency Steel Loan Guarantee Program. The application sought an eighty-five-percent guarantee for the $110 million term loan incorporated into the Plan. The Emergency Steel Loan Guarantee Board extended an offer of guarantee to Citicorp USA on June 30, 2000, which the board confirmed just prior to consummation of the Plan.

     The Plan significantly reduces Geneva's debt burden and provides additional liquidity. The Plan gives prebankruptcy unsecured creditors, in lieu of cash payments, substantially all of the common stock of Geneva Steel Holdings Corp. and the right to purchase convertible preferred stock of Geneva Steel Holdings Corp. The elimination of substantially all of Geneva's prepetition debt will significantly deleverage Geneva. The prebankruptcy holders of Geneva's common and preferred stock did not receive a distribution under the Plan.

     "We believe that the Plan can achieve our stated objectives and position Geneva as a strong competitor. Although the Chapter 11 process has been difficult, it has allowed the Company to address many of the financial issues that made us vulnerable to market disruptions," said Joseph A. Cannon, chairman and chief executive officer of the Company.

     There can be no assurance that the Plan will be successful or that it will achieve the objectives described above. This press release may be deemed to contain certain forward-looking statements with respect to Geneva that are subject to risks and uncertainties that include, but are not limited to, those identified in the Geneva's press releases, the Disclosure Statement submitted with respect to the Plan, or Geneva's Securities and Exchange Commission filings. Actual results may vary materially.

     Geneva Steel Holdings Corp., through Geneva Steel LLC, owns an integrated steel mill operating in Vineyard, Utah. The mill manufactures steel plate, hot-rolled coil, pipe and slabs for sale primarily in the western and central United States.

                                      [End]

FOR IMMEDIATE RELEASE